[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.1

PROCESSING AGREEMENT

THIS PROCESSING AGREEMENT (“Agreement”) is made on January 1, 2019 (the “Effective Date”) between Isomedix Operations Inc., including its affiliates, Isomedix Corporation, STERIS Isomedix Puerto Rico, Inc., and Synergy Health AST, LLC (“STERIS”), with headquarters at 5960 Heisley Road, Mentor, Ohio 44060, and Intersect ENT, Inc. (“Customer”), having a principal place of business at 1555 Adams Drive, Menlo Park, California 94025.

WHEREAS, Customer seeks to have certain of its ear, nose, and throat devices (Customer’s “Product” or “Products”), processed with radiation and STERIS is in the business of operating various radiation processing facilities (the “Facilities”); and

WHEREAS, the Food and Drug Administration (“FDA”) has recognized that it is a common industry practice to manufacture and/or assemble, package and fully label a device as sterile at one establishment and then ship such device in interstate commerce to another establishment or to a contract sterilizer for processing; and

WHEREAS, the FDA will institute no regulatory action against the device as misbranded or adulterated during such shipment when the device is labeled sterile, provided the requirements of 21 C.F.R. § 801.150 are met.

NOW THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. INTENT OF THE PARTIES. It is the intention of the parties hereto to adhere to all of the requirements of the FDA, including 21 C.F.R. § 801.150.

2. PRODUCT HANDLING.

(a) Both Customer and STERIS acknowledge that Products transported from Customer to STERIS pursuant to this Agreement are non-sterile and are being shipped for further processing by STERIS.

(b) All Products shipped by Customer to STERIS shall be conspicuously marked “Non-Sterile – Shipped for Further Processing” or the equivalent and shall not be identified as sterile until the Products are established as sterile after treatment by methods specified by the Customer. The provisions of this paragraph shall apply during all times when the Product is introduced into or moving in intrastate or interstate commerce, during processing, and when held in quarantine.

(c) Each shipment of the Product for processing will be accompanied by documents (packing list and/or bill of lading) stating the number of cartons or other designated units in the shipment listed by manufacturer’s lot and code number and the non-sterile nature of the Product. Upon receipt and prior to processing, STERIS will record on its receiving documents the number of cartons or other designated units by manufacturer’s lot and code number received from Customer. STERIS will notify Customer of all count discrepancies and the parties shall ensure that all such discrepancies are reconciled before processing.

(d) STERIS will segregate unprocessed Products and Products designated as nonconforming or processed incorrectly (i.e., those processed not in accordance to specifications such as Product that received incorrect sterilization dose) from processed Products, to prevent accidental mixing of Products. STERIS will also segregate Customer’s Products from all other products stored at the STERIS Facility.

(e) After completion of processing and until released by the Customer, the Product will be conspicuously marked by STERIS in the following way: each pallet, carton or other designated unit will show that the Product is “Processed” or the equivalent. Labels with such markings will be provided by STERIS.

(f) After radiation processing, STERIS will return all cartons or other designated units to the Customer’s address or to a controlled destination point selected by the Customer.

(g) Except as otherwise agreed by STERIS and Customer, Products will be shipped in the same manner as received.

3. PROCESSING.

(a) All Product processing will occur in accordance with a set of processing specifications (“Procedures”). Customer will develop Procedures, which shall be in writing and shall clearly state minimum and maximum dose limitations, instructions regarding product counts, and handling, shipping, receiving, and special processing requirements. STERIS may accept or reject the Procedures, but no processing will occur until STERIS and Customer agree in writing to the applicable Procedures. STERIS’s approval of the Procedures is limited to confirmation of its ability to process to the specifications and is not an approval or determination of the efficacy of the dose which is solely the responsibility of Customer.

(b) Customer shall provide and STERIS shall process Products in volumes summarized in Appendix A, “Processing Volumes,” which is hereby incorporated into this Agreement. If, at any time, STERIS determines that the demand for certain processing exceeds the supply, then STERIS shall [*].

(c) Customer shall bear sole responsibility for determining the compatibility of Products and packages with the radiation process and for determining the radiation dosage(s). The Customer shall ship Product to STERIS in containers that are the same dimensions, weight, and internal packing configuration as qualified by STERIS. The Customer shall notify STERIS of any changes to the Product, its materials, packaging or configuration. STERIS will not be responsible for non-sterile or damaged Product because of changes made to Products. All tests related to the processing of the Products are the responsibility of Customer.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) After STERIS receives all required Products and documentation, STERIS will complete processing within such time frame as agreed by the parties.

(e) STERIS will inform the Customer, in writing, of any changes or modifications to the processing equipment which may impact routine processing or validation. STERIS will notify the Customer of deviations from the Procedures and the Customer will direct STERIS as to the disposition or reprocessing of those affected Products.

(f) All tests related to assessing the final sterility assurance of the Products are solely the responsibility of the Customer. Release of the sterilized Product to the market is the sole responsibility of the Customer. Customer shall develop appropriate procedures for approving the sterilized Products for release into the stream of commerce. Such procedures shall be designed to prevent the release of any Product for commercial distribution until Customer’s designated representative shall properly approve the Product’s release. Customer bears ultimate and full responsibility for Products released into commercial distribution, including labeling of Products as sterile.

(g) Except for Products sent to STERIS for test purposes (which shall be clearly labeled “FOR TESTING PURPOSES ONLY”), the Customer warrants to STERIS that Products sent for services can be processed without violating any government regulations.

4. TITLE TO PRODUCTS. Customer shall retain title to the Products at all times.

5. AUDITS. STERIS will allow the Customer access to the Facilities, upon reasonable notice and subject to STERIS’s restrictions of confidentiality, during normal business hours, for the purpose of conducting GMP/ISO/EN audits related to the processing of the Products. STERIS will also make training records available to Customer during such audits, provided Customer requests such records reasonably in advance of the audit. STERIS will conduct periodic internal audits according to STERIS’s QSM/QA Manual. STERIS will retain confirmation that it performed these internal audits, and Customer may review the confirmation upon reasonable prior notice. Customer shall keep confidential all information revealed to it during its audit of STERIS. The parties agree that notified bodies of the Customer are permitted to perform unannounced audits when necessary.

6. TERM AND TERMINATION. The initial term of this Agreement shall be for a period of three (3) years from the date of execution by both parties (the “Initial Term”). Thereafter, the Agreement shall automatically renew for one (1) year periods. Either party may, in its sole discretion, prevent the automatic renewal of this Agreement by giving a written notice of termination to the other party no less than [*] prior to the expiration of the Initial Term or the then applicable renewal period. Either party shall have the right to terminate this Agreement at any time upon [*] written notice if the other party is materially in default with respect to any of its obligations hereunder, and such default is not cured within [*] of notice to the defaulting party.

7. RIGHT OF FIRST REFUSAL. Intentionally Omitted.

8. REQUIREMENTS. Customer agrees that STERIS will perform 100% of the volume outlined in Appendix A pursuant to this Agreement, of Customer’s radiation sterilization processing requirements during the term of the Agreement. Customer will use its best efforts to ensure that such processing will be requested of STERIS at a uniform monthly rate.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9. REMOVAL AND STORAGE; SHIPPING.

(a) STERIS shall provide, at no extra charge to Customer, sufficient storage space for all processed Product for not more than [*] from completion of processing. Thereafter, STERIS shall have the option of removing Customer’s Product via common carrier or other means to an alternate facility designated by Customer, or of charging Customer for storage for each day in excess of the aforementioned [*].

(b) The Customer shall pay all shipping costs. STERIS will not be responsible for any shipping damage or delay.

10. CHARGES AND TERMS OF PAYMENT.

(a) The charges for the processing of Customer’s Products pursuant to the Procedures are set forth in Appendix B, “Processing Charges.” Customer shall have full and sole responsibility for all charges. Invoices will be rendered upon shipments made against a blanket order issued to STERIS by the Customer. Taxes, if applicable, are not included in the prices and shall be paid by the Customer.

(b) Payments shall be due [*] from the date of invoice. All payments shall be made in United States dollars. Any amount not paid when due shall bear interest at [*] or the highest lawful rate, if less, from the date due until paid.

11. NOTICES. All communications related to the terms of this Agreement or communication seeking approval for changes in any procedures covered thereby shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, to the address indicated below, or to such other address as to the addressee shall have designated by notice given to the other party hereto, and shall be effective when received.

If to STERIS:

Manager, Plant Operations	cc:	Kenneth E. Kohler
Isomedix Operations Inc.		Vice President and General Manager
3200 Lakeville Highway		STERIS Applied Sterilization Technologies
Petaluma, California 94954		5960 Heisley Road
Mentor, Ohio 44060

Manager, Plant Operations
Isomedix Operations Inc.
9020 Activity Road, Suite D
San Diego, California 92126

If to Customer:

Elaine Lindsay
Intersect ENT
1555 Adams Drive
Menlo Park, California 94025

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12. CONFIDENTIALITY; OWNERSHIP OF INTELLECTUAL PROPERTY.

(a) The parties acknowledge and agree that in connection with the services provided under this Agreement valuable technical or marketing information of a confidential nature may be exchanged by the parties; that such information will be retained by the receiving party in confidence; that the transmittal of such information by a disclosing party is upon the condition that the information is to be used solely for the purpose of effectuating the Agreement; and that the receiving party shall not, either during the term of the Agreement or after its termination, use, publish, or disclose any technical or marketing information supplied by the disclosing party. This restriction on disclosure and use shall not apply to any information which the receiving party can show by written evidence was known to it through proper means at the time of receipt thereof from the disclosing party, or which may subsequently be obtained from sources other than the disclosing party who are not bound by a confidentiality agreement with Customer or STERIS.

(b) The parties acknowledge and stipulate that the covenants and agreements contained herein are of a special nature and that any breach, violation, or evasion by it of the restrictions of disclosure and use contained in this Agreement (i) may result in damages to the disclosing party in amounts difficult to ascertain; and (ii) may give rise to irreparable injury to the disclosing party. Accordingly, the parties agree that the disclosing party has a right to sue and is entitled to equitable relief, including, without limitation, injunctive relief and specific performance, without the necessity of proof of actual damage, against the actual or threatened breach, violation, or evasion of the Agreement by the receiving party in any proceeding that the disclosing party may bring to enforce any provision of this Agreement, in addition to any other legal remedies that may be available. In the event of any breach, violation, or evasion of the restriction on disclosure and use contained in this Agreement, the disclosing party shall be entitled to recover reasonable legal fees and all costs and expenses associated with the enforcement of any provision hereof or of the Agreement.

(c) STERIS shall retain all trademark, copyright, trade secret, and patent rights which it may have with respect to the processing. Customer shall retain all trademark, copyright, trade secret, and patent rights it may have with respect to the Products. Neither party shall use the trademark or tradename of the other party or its parents or affiliates in its company name or for otherwise conducting business with its customers.

13. WARRANTY; LIMITATION OF LIABILITY; INSURANCE.

(a) STERIS warrants only that Products shall be processed in accordance with Customer specifications, as accepted by STERIS. [*] EXCEPT AS SET FORTH ABOVE, STERIS MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) STERIS SHALL NOT BE RESPONSIBLE FOR LOSS OF USE, LOSS OF INCOME OR PROFITS, COST OR RENTAL OF A SIMILAR PRODUCT, OR ANY OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER, WHETHER DUE TO BREACH OF CONTRACT OR WARRANTY OR TORT, INCLUDING NEGLIGENCE OF STERIS OR STRICT LIABILITY, OR ANY OTHER CAUSE. In the event STERIS fails to process any Products as agreed, or any Products are damaged or destroyed due to the fault of STERIS, [*]. However, if the Products [*] prior to processing and [*] related to such Products shall be [*]. Notwithstanding the foregoing, the parties acknowledge and agree that [*] any loss or damage to Products that is caused by [*] and [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Customer shall carry an occurrence basis liability insurance policy with respect to the processed Products.

14. INDEMNITY. Customer agrees to defend, indemnify, and hold harmless STERIS for any and all claims, liability, damages or expenses due to personal injuries, including death, to employees of Customer, STERIS and to third parties, and for property damage, including damage to Customer Products, arising from Customer’s negligence, willful misconduct or breach of contract, except to the extent caused by STERIS’s negligence or breach of contract. Subject to the Limitations of Liability set forth above, STERIS agrees to defend, indemnify, and hold harmless Customer for any and all claims, liability, damages or expenses due to personal injuries, including death, to employees of Customer, STERIS and to third parties, and for property damage, including damage to Customer Products, arising from STERIS’s negligence or breach of contract, except to the extent caused by Customer’s negligence or breach of contract.

15. MISCELLANEOUS.

(a) If any provision of this Agreement shall be held invalid by a court of competent jurisdiction, such invalidity shall not affect any other provision which can be given effect without the invalid provision.

(b) The delay or failure of either party to require performance by the other party, or the waiver of a breach of any provision of this Agreement by either party, will not affect such party’s right to subsequently require performance of any provision of this Agreement.

(c) The headings are inserted in the Agreement only as a matter of convenience and for reference and are not intended to define, limit, or describe the scope of the Agreement nor the intent of any of its provisions.

(d) The Agreement represents the complete agreement, understanding and obligation between the parties concerning its subject matter and supersedes all previous negotiations, representations, commitments and agreements, whether written, oral or implied, relating to its subject matter. No change, amendment or modification of this Agreement shall be effective unless made in writing and signed by both parties. Any terms in Customer’s purchase order or any other document of order or acceptance which are different from or additional to this Agreement shall be of no force and effect. No course of dealing, or custom or usage, which is contrary to this Agreement shall serve to modify the terms of this Agreement.

(e) Neither party shall be liable for either its failure to perform or its delays in performance hereunder arising out of or resulting from causes beyond its control. Such causes include but are not restricted to acts of God, acts of Government or the public enemy, fires, floods, epidemics, power disruptions, equipment failure, quarantine restrictions, strikes, freight embargoes, unusually severe weather or default of suppliers due to any such causes.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f) The relationship between the parties is that of vendor and independent contractor. Neither the Customer nor any of its officers, directors, agents, or employees shall be considered as an agent or employee of STERIS. In performing obligations and accepting benefits under this Agreement, Customer acts on its own account and has no authority or power to bind or to create any express or implied obligation on STERIS’s behalf.

(g) Neither party shall assign this Agreement, or any of the rights or privileges contained in this Agreement, to any third party without the written consent of the other party which shall not be unreasonably withheld; provided, however, a party hereto may assign all or a portion of its rights and delegate all or a portion of its duties under this Agreement in connection with a merger, acquisition, or a sale of all or substantially all of its assets to which this Agreement pertains. STERIS may assign its rights and duties hereunder to an affiliate of STERIS.

(h) The Agreement and the relationship between the parties shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflicts-of-law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Isomedix Operations Inc.		Intersect ENT, Inc.

By:	/s/ Kenneth E. Kohler	By:	/s/ Lisa Earnhardt
	(Signature)		(Signature)
	Kenneth E. Kohler		Lisa Earnhardt
	(Print Name)		(Print Name)
Title: VP and General Manager, STERIS Applied Sterilization Technologies		Title: President and CEO

Date: 02/01/2019		Date: 1/14/19

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX A

PROCESSING VOLUMES

Customer Requirements

•	[*]

•	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX B

PROCESSING CHARGES

Electron Radiation Processing

Electron Radiation Processing – Petaluma and San Diego Facility

•	[*]

Radiation Processing, Reference Mapping, Dose Validation and Dose Audit Charges

•	Pricing available upon request from the STERIS Radiation Tech Center.

Processing Optional Services and other Ancillary Charges

•	These prices are available upon request.

On the first anniversary date of this Agreement, and on each anniversary date thereafter, STERIS shall have the right to increase the processing charges [*].

Pricing is dependent on the processing parameters set forth above and the anticipated volumes set forth in Appendix A. In the event the processing parameters change or volumes are not consistent with Appendix A, STERIS may request a price adjustment, which shall not be unreasonably withheld.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.